THIRD AMENDMENT
TO
STANDARD FORM COMMERCIAL LEASE
FROM
GIFFORD INVESTMENTS, INC.
(Landlord)
TO
CPS TECHNOLOGIES CORPORATION
(Tenant)

As of November 28, 2014

THIRD AMENDMENT

TO

STANDARD FORM COMMERCIAL LEASE

This Third Amendment to Standard Form Commercial Lease (this “Amendment”) is made and entered into as of the 28th day of November, 2014, by and between GIFFORD INVESTMENTS, INC., a Massachusetts corporation with an address at 250 Rumstick Road, Barrington, Rhode Island 02806 (hereinafter referred to as the “Landlord”), and CPS TECHNOLOGIES CORPORATION, a Massachusetts corporation with its principal place of business located at 111 South Worcester Street, Norton, Massachusetts 02712 (formerly known as Ceramics Process Systems Corporation) (hereinafter referred to as the “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant executed and delivered that certain Standard Form Commercial Lease dated July 19, 2006 and amended November 7, 2008 and May 7, 2009 (the “Lease”) for certain premises consisting of approximately seven (7) acres of land improved with buildings including a main building, a building designated as “building #4 and a garage, located at 111 South Worcester Street, Norton, Massachusetts, which buildings contain approximately 37,520 square feet of rentable space (the “Leased Space”), as more specifically described in the Lease;

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term of the Lease, to increase the space subject to lease, and to reflect the agreement of the parties for certain improvements to be made to the Leased Premises and the payment for such improvements, all as more specifically provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Effect of Amendment

1.1 Amendment. The Lease is hereby amended by this Third Amendment to Standard Form Commercial Lease and the Lease is only amended to the extent expressly set forth herein, and the Lease as hereby amended in hereby ratified and confirmed to be in full force and effect.

ARTICLE II

Defined Terms and Interpretation

2.1 Definitions. Terms used in this Amendment and not herein defined shall have the same meanings given to such terms in the Lease, unless and to the extent such defined terms have been herein modified or redefined.

ARTICLE III

Amendments

3.1 Amendment of Section 2, Leased Premises. Section 2 of the Lease is hereby amended to provide that the rentable square feet of the Leased Premises shall be increased by 572 rentable square feet, bringing the rentable square feet of the Leased Premises to 38,092 square feet, and reflecting the addition to the Leased Premises of certain space located in building #4, which additional space is more specifically set forth on Third Amendment Schedule A attached hereto and incorporated herein by reference (the “Expansion Space”). Tenant may occupy the Expansion Space for its business purposes as soon as Landlord has made such space ready for Tenant by the decontamination, de-energizing, and disconnecting of certain environmental remediation equipment located within the Expansion Space. Once Landlord has performed the aforesaid work and the equipment is made ready for dismantling by Tenant, Tenant shall remove such equipment from the Expansion Space and properly dispose of such equipment, at Tenant’s sole cost and expense. Tenant shall also repair at its expense the two large circular holes in the roof left by the stripping towers. Tenant shall coordinate the aforesaid removal and repairs in consultation with Landlord’s environmental consultant, SAGE Environmental. Despite Tenant’s use of the Expansion Space for its business purposes following Tenant’s removal of such equipment, Tenant shall not be required to pay rental for the Expansion Space until the first day of the month in which the “ Rent Credit Payment Commencement Date” occurs, as defined in Section 3.4 and as more specifically provided in Section 3.4 hereof.

Notwithstanding anything to the contrary contained in this Section 3.1, Landlord shall allow to remain in the Expansion Space certain groundwater electrical appurtenances and extraction piping and trenching, which runs under the floor of the Expansion Space, covered with steel plates, along the walls of the Expansion Space or stubs to the floor surface in certain areas of the Expansion Space (the “Remaining Equipment”) and Tenant hereby agrees to such Remaining Equipment being located in the Expansion Space as aforesaid. Tenant shall not prevent, block, delay, or hinder Landlord from access to the Remaining Equipment when Landlord deems necessary. It is Landlord’s understanding and expectation that it shall seldom have need to access the Remaining Equipment during the Term of this Lease.

3.2 Amendment of Section 3, Term. Section 3 of the Lease is hereby amended to provide that Tenant shall have three (3) individual options (the “Renewal Options”) to extend the term of the Lease for three (3) additional one (1) year terms, the first extended term commencing March 1, 2016 and ending February 28, 2017 (the “First Extended Term”), the second extended term commencing March 1, 2017 and ending February 28, 2018 (the “Second Amended Term”), and the third extended term commencing March 1, 2018 and ending February 28, 2019 (the “Third Extended Term”). Tenant hereby exercises its Renewal Option to extend the term of the Lease for the First Extended Term, the Lease term is so extended, and the Lease as so extended shall expire February 28, 2017.

Provided that Tenant is not in default under the Lease beyond any applicable notice and cure periods, either at the time of the exercise of the subsequent Renewal Options contained herein or at the period of time the extended terms provided for herein commences, Tenant shall have the right to further extend the term of this Lease, subject to all of the terms and conditions contained herein (except for the right to extend contained in this section) for two (2) additional one (1) year extended terms, the Second Extended Term immediately following the expiration of the First Extended Term and the Third Extended Term immediately following the Second Extended Term (each, an “Extended Term”). Tenant shall provide written notice to Landlord of the exercise of its Renewal Option to so extend the term of the Lease for an additional Extended Term i.e. Second Extended Term or Third Extended Term, as the case may be) not less than 180 days prior to the expiration of the then-current term (the “Renewal Notice”). Tenant’s Renewal Notice shall be effective to extend the term of the Lease without further documentation, provided that at any time after Tenant has exercised its Renewal Option, Landlord and Tenant, upon request of either, shall sign and acknowledge a memorandum evidencing Tenant’s exercise of the Renewal Option and stating the date to which the Extended Term will extend. For purposes of this Lease, the word “Term” shall mean the Initial Term and any Extended Term. If Tenant extends the First Extended Term pursuant to its Renewal Option set forth herein for the Second Extended Term, it shall have no obligation to exercise its Renewal Option to extend for the Third Extended Term.

3.3 Amendment of Section 4, Rent. Section 4 and Schedule A of the Lease is hereby amended to provide that the Annual Rent for the Leased Premises shall be increased by Two Thousand Four Hundred Dollars ($2,400), or $200 per month, commencing upon the first day of the month in which the “Rent Credit Payment Commencement Date” occurs, as that term is hereinafter defined, and that from and after the first day of the month in which the “ Rent Credit Payment Commencement Date” occurs, the Annual Rent shall be $152,400.00 and the Monthly Rent shall be $12,700.00, whether during the First Extended Term, the Second Extended Term, or the Third Extended Term.

3.4 Installation of Fire Sprinkler System. The Lease is hereby amended to provide that Tenant shall design and install a wet-pipe automatic fire sprinkler system (the “Sprinkler System”) in the main building of the Leased Premises, which design, installation and operation of the Sprinkler System shall be pursuant to and in accordance with the Massachusetts State Building Code and any applicable federal, state and local laws, rules and regulations. Tenant shall pay for all costs of design and installation of the Sprinkler System, including without limitation, the costs of engineering, materials, equipment, labor, installation, testing, inspection and permitting (the “Sprinkler System Costs”). The Sprinkler System, including all related controls, apparatus, wiring, and appurtenances shall be deemed to be fixtures attached to and forming a part of the Leased Premises and shall be deemed to be the property of the Landlord, provided, however, the Sprinkler System shall be available for Tenant’s use during the Term of the Lease, including without limitation any extended Term. Tenant shall be solely obligated, at its cost and expense, to maintain and repair the Sprinkler System during the Term of this Lease. Notwithstanding anything to the contrary contained in this Section 3.4 of this Amendment, as an inducement to Tenant to pay for and install the Sprinkler System and to consider a longer term lease of the Leased Space, Landlord agrees to give to Tenant a credit against Annual Rent as more specifically provided herein (the “Rent Credit”) of up to Ninety-Four Thousand Dollars ($94,000.00) of the Sprinkler System Costs incurred by Tenant for the Sprinkler System, as more specifically provided herein, subject to certain terms and conditions, but in no event shall Landlord provide an aggregate Rent Credit to Tenant in an amount more than 67% of the Sprinkler System Costs incurred by Tenant. The Landlord shall not provide the Rent Credit unless the following conditions (the “Rent Credit Preconditions”) have occurred:

1             The Sprinkler System has been fully and completely installed as evidenced by (i) a certification from Tenant’s engineer supervising the installation of the Sprinkler System and (ii) the issuance of a certification from the local or state fire marshal that the system has been inspected and tested and is in compliance with the State Building Code and is operational, with no further work or correction required; and

2             The Sprinkler System has been paid for in full by Tenant as evidenced by a receipt from Tenant’s general contractor installing the Sprinkler System and final lien releases from all contractors, subcontractors and materialmen and suppliers providing labor, materials or services for the Sprinkler System.

Upon the fifteenth day of the first month following the month in which the Tenant has demonstrated to the reasonable satisfaction of the Landlord the Rent Credit Preconditions have been met (the “Rent Credit Payment Commencement Date”), Landlord shall make monthly Rent Credit payments to the Tenant (the “Rent Credit Payments”), which payments shall be made on or before the fifteenth day of each month. It is anticipated that the Rent Credit Payment Commencement Date shall occur in the second quarter of 2015. During calendar year 2015, the Rent Credit Payments shall be in the amount of Two Thousand Six Hundred Dollars ($2,600.00) per month for each month for which a payment is due. During Calendar Year 2016, the Rent Credit Payments shall be in the amount of Four Thousand Five Hundred Fifty Dollars ($4,550.00) per month for each month for which a payment is due. During January and February, 2017, the Rent Credit Payments shall be in the amount of Eight Thousand Dollars ($8,000.00) per month or such amount as is required to pay the remainder of the up to Ninety-Four Thousand Dollar aggregate Rent Credit Payments herein provided for, assuming there has been no uncured default by Tenant under the Lease. Notwithstanding anything to the contrary contained herein, in the event that Tenant is in uncured default under the Lease beyond any applicable grace or cure period, including without limitation the failure to make payments of Annual Rent as and when due under the Lease, Landlord shall have no obligation to make any further Rent Credit Payments, it being understood that the payments provided by Landlord to Tenant hereunder are credit payments against monthly Annual Rent payments actually made and are conditional upon Tenant not being in default under the Lease, and any such uncured default beyond any applicable grace or cure period shall relieve Landlord of its agreement to pay any further Rent Credit Payments as provided in this Section 3.4.

ARTICLE IV Miscellaneous

4.1 Brokerage. Landlord and Tenant each represents and warrants to the other that it has not dealt with any real estate broker, finder or agent in connection with this Amendment or its negotiation or any other party which could claim a brokerage commission or finder’s fee. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorney’s fees) for any compensation, commission or fees claimed by any real estate broker, finder or agent in connection with this Lease or its negotiation by reason of any act of the indemnifying party.

4.2 All Agreements; No Representations. This Third Amendment to Standard Form Commercial Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Amendment.

4.3 Confidentiality. Landlord and Tenant shall maintain the terms and conditions of this Third Amendment to Standard Form Commercial Lease Agreement as confidential and shall not disclose any such terms and conditions to any third parties for any purposes, provided, however, the parties shall be entitled to disclose such information as required by law, and to their business, accounting and legal advisors to the extent necessary and appropriate for such advisors to render advice and for a party hereto to receive such advice. Any party so disclosing such information in breach of this Section 4.3 shall be liable to the other party and the non-breaching party shall have all rights and remedies in equity and at law against the breaching party for such improper disclosure, including without limitation damages.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have entered into this Third Amendment to Standard Form Lease as of the 28th day of November, 2014.

Landlord Gifford Investments, Inc.

By: /s/ Nancy G. Roach

Its: President

Tenant CPS Technologies Corporation

By: /s/ Grant C. Bennett

Its: President

THIRD AMENDMENT SCHEDULE A